EXHIBIT 99.2
Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations
     The following discussion and analysis of our financial condition and results of operations should be read in conjunction with “Selected Financial Data” and our audited and unaudited consolidated financial statements and related notes included elsewhere in this report. This discussion contains forward-looking statements that involve risks and uncertainties. For additional information regarding some of the risks and uncertainties that affect our business and the industry in which we operate, please read “Risk Factors” found elsewhere in this report. Our actual results may differ materially from those estimated or projected in any of these forward-looking statements.
Executive Overview
     Our Company
     We own and operate a network of surgical facilities in 23 states. As of March 10, 2007, we owned and operated 50 surgical facilities including 47 ambulatory surgery centers and three hospitals. We also managed nine additional surgical facilities including eight ambulatory surgery centers and one hospital. We own a fifty percent or more interest in 37 of the 50 surgical facilities in which we own an interest, and consolidate 44 of these facilities for financial reporting purposes. Our surgical facilities include four facilities that are licensed as hospitals, three of which we own and one of which we manage. In addition to our surgical facilities, we also operated one diagnostic center and managed two physician networks, including one physician network in a market in which we operate a surgical facility as of March 10, 2007.
     Much of our growth during 2006 occurred through acquisitions and same store growth. Since December 31, 2005, we have acquired three surgical facilities and opened one additional surgical facility that we developed. Of the newly-acquired and developed surgical facilities, we consolidate for financial reporting purposes and have a majority interest in three of the four facilities. We used a mixture of cash from operations and proceeds from our senior credit facility to acquire these interests. We also began the initial development of seven additional surgical facilities in 2006. We believe that our continued growth and success depends not only on acquiring and developing surgical facilities, but also on the improved performance of facilities that we already own and operate. Our same store facility revenues increased during 2006 as a result of increases in the number of cases and a shift to higher acuity cases.
     We anticipate acquiring three to four facilities and developing four to six facilities during 2007, including the three that we announced in January 2007. We anticipate acquiring three to four facilities and developing three to four facilities annually during the two to four years subsequent to 2007. A typical ambulatory surgery center costs us between $3.0 million and $7.0 million to develop and equip, excluding costs of real estate. This cost varies depending on the range of specialties that will be provided at the facility and the number of operating and treatment rooms. Development of a hospital with the same operating capacity as a typical ambulatory surgery center would require additional capital to build and equip additional features, such as inpatient hospital rooms, and to provide other ancillary services, if required. We typically fund about 70% of the development costs of a new surgical facility with borrowings under our senior credit facility, and the remainder with equity contributed by us and the other owners of the center. The remaining owners are typically local physicians, physician groups or hospitals. We expect that our acquisition and development program will require substantial capital resources, which we estimate to range from $35.0 million to $75.0 million per year over the next three years. In addition, the operations of our existing facilities will require ongoing capital expenditures. We expect that our capital needs will be financed through a combination of cash flow from operations, bank debt and the issuance of debt and/or equity securities.
     Revenues
     Approximately 95% of our revenues are patient service revenues. We also generate physician service revenues and other service revenues. Patient service revenues are revenues from surgical or diagnostic procedures performed in each of the facilities that we consolidate for financial reporting purposes. The fee charged for a procedure varies depending on the procedure, but usually includes all charges for usage of an operating room, a recovery room, special equipment, supplies, nursing staff and medications. Also, in a very limited number of facilities, we charge for anesthesia services. The fee does not normally include professional fees charged by the patient’s surgeon, anesthesiologist or other attending physician, which are billed directly by such physicians to the patient or third-party payor. Patient service revenues are recognized on the date of service, net of estimated contractual adjustments and discounts for third-party payors, including Medicare and Medicaid. Changes in estimated contractual adjustments and discounts are recorded in the period of change.
     Physician service revenues are revenues from physician networks consisting of reimbursed expenses, plus participation in the excess of revenue over expenses of the physician networks, as provided for in our service agreements with our physician networks. Reimbursed expenses include the costs of personnel, supplies and other expenses incurred to provide the management services to the physician networks. We recognize physician service revenues in the period in which reimbursable expenses are incurred and in the period in which we have the right to receive a percentage of the amount by which a physician network’s revenues exceed its expenses. Physician service revenues are based on net billings with any changes in estimated contractual adjustments reflected in service revenues in the subsequent period.
     Other service revenues consists of management and administrative service fees derived from the non-consolidated facilities that we account for under the equity method, management of surgical facilities in which we do not own an interest and management services we provide to physician networks for which we are not required to provide capital or additional assets. The fees we derive from these management arrangements are based on a pre-determined percentage of the revenues of each surgical facility and physician network. We recognize other service revenues in the period in which services are rendered.
     The following table summarizes our revenues by service type as a percentage of revenues for the periods indicated:

	Year Ended December 31,
	2006	2005	2004
Patient service revenues	95%	95%	93%
Physician service revenues	1	2	2
Other service revenues	4	3	5

Total	100%	100%	100%

     Operating Trends
     Some of our payments from third-party payors in the past year came from third-party payors with which our surgical facilities, including our surgical facilities in Texas and California, did not have a contract. In those cases, commonly known as “out-of-network” services, we generally charge the patients the same co-payment or other patient responsibility amounts that we would have charged had our surgical facility had a contract with the payor. We also submit a claim for the services to the payor along with full disclosure that our surgical facility has charged the patient an in-network patient responsibility amount. Historically, those third-party payors who do not have contracts with our surgical facilities have typically paid our claims at higher than comparable contracted rates. However, there is a growing trend for third-party payors, including those in Texas and California, to adopt out-of-network fee schedules which are more comparable to our contracted rates or to take other steps to discourage their enrollees from seeking treatment at out-of-network surgical facilities. In these cases, we seek to enter into contracts with the payors. Typically, we have seen a decrease in revenue per case and an increase in volume of cases in those instances where we transitioned from out-of-network to in-network billing. Our decrease in revenue per case for the fourth quarter 2006 compared to the fourth quarter 2005 was primarily caused by this transition from out-of-network to in-network in Texas and California. In 2006, approximately 16% of our total revenues were out-of-network.
     In addition, several states, including South Carolina and Florida, have recently implemented workers’ compensation provider fee schedules, and other states have considered or have begun the process of developing a state workers’ compensation fee schedule for providers. In some cases, the fee schedule rates contain lower rates than our surgical facilities have historically been paid for the same services. Our initial interpretation of the Florida workers’ compensation fee schedule adopted in 2006 is that it would have an immaterial impact on our results of operations. Payments from workers’ compensation payors represented approximately 12% and 13% of our patient service revenues in 2006 and 2005, respectively.
     Our operating margins decreased during 2006 compared to 2005 as a result of our stock option expense recorded in 2006, increased supply costs, net nonrecurring gains and losses and certain depreciation adjustments recorded during 2006. Also, the movement to in-network billing from out-of-network discussed above caused a decrease in our margins in 2006 compared to 2005. Sequentially, our operating margins remained constant at 20% for the third and fourth quarter of 2006.
     We intend to increase revenues by increasing the number of cases performed at each surgical facility. We also intend to increase revenues by acquiring additional surgical facilities and developing new surgical facilities. As a result of the increased revenues, we expect our EBITDA margin to increase due to operating efficiencies and economies of scale as a result of leveraged general and administrative expenses. Our success in the future will be determined by the continued success of our current surgical facilities as well as our ability to acquire and successfully integrate new facilities.
Acquisitions, Developments and Divestitures
     Acquisitions and Developments
     During 2006, we acquired three surgical facilities and opened one additional surgical facility that we developed. We have a majority interest in and consolidate for financial reporting purposes three of the surgical facilities. We entered into management agreements with each of these centers. Our investment related to these centers was about $46.6 million. We paid for these investments using cash from operations and funds available under our senior credit facility. We also began the initial development of seven additional surgical facilities. We anticipate that six of the seven surgical facilities currently under development at the end of 2006 will open during 2007, with the remaining surgical facility under development opening in 2008.
     During 2005, we acquired six surgical facilities and opened one additional surgical facility that we developed. We have a majority interest in and consolidate for financial reporting purposes four of the surgical facilities. We entered into management agreements with each of these centers. Our investment related to these centers was about $50.4 million. We paid for these investments using cash from operations and funds available under our senior credit facility.
     During 2004, we acquired six surgical facilities and two other surgical facilities that we intended to develop through syndication, renovation and expansion. We have a majority interest in five of the six surgical facilities and consolidate for financial reporting purposes all of these surgical facilities. We entered into management agreements with each of these centers. We also opened one imaging center and entered into a management agreement for one additional surgical facility. One of our newly-developed surgical facilities was developed through a partnership with one of our existing physician networks. Our investment related to these centers was about $66.3 million. We paid for these investments using cash from operations and funds available under our senior credit facility.
     Divestitures
     We periodically evaluate our portfolio of surgical facilities to ensure the facilities are performing as we expect. During 2006 and the first quarter of 2007, we identified five ambulatory surgery centers and one diagnostic center that we consolidate for financial reporting purposes that we viewed as underperforming. We consequently committed to a plan to divest our interest in these facilities. The five surgery centers and the diagnostic center are recorded as discontinued operations. During 2006, we divested two of these surgery centers. During 2006, we entered into separate agreements to sell our interest in the two surgery centers for a net loss on disposal of approximately $177,000. During July 2006 and January 2007, we received the cash related to the sale of these two facilities. As of December 31, 2006, we still owned three surgery centers and one diagnostic center that are recorded as discontinued operations. The results of operations and the loss on the disposal of the interests in the two surgical facilities that we divested in 2006 are presented net of income taxes as discontinued operations in accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. The previously issued financial statements have been reclassified to conform to this presentation for all periods presented. These required reclassifications did not impact total assets, liabilities, stockholders’ equity, net income or cash flows. Revenues, the gain or loss on operations before income taxes, the gain or loss on operations, net of taxes, the loss on the sale from discontinued operations, net of taxes and the total loss from discontinued operations, net of taxes for the years ended December 31, 2006, 2005 and 2004 were as follows (in thousands):

	2006	2005	2004
Revenues	$19,128	$23,867	$21,845

Gain (loss) on operations before income taxes	$(1,094)	$2,496	$2,208

Gain (loss) on operations, net of taxes	$(674)	$1,534	$1,359
Loss on sale, net of taxes	(109)	—	—

Gain (loss) from discontinued operations, net of taxes	$(783)	$1,534	$1,359

     Also during 2006, we divested two surgical facilities that we recorded as equity investments.
     During 2005, we sold our 51% ownership interest in the Erie Imaging Center, located in Erie, Pennsylvania, to Touchstone Medical Imaging, LLC (“Touchstone”) for $100,000 in cash and a $1.0 million promissory note payable to us by Touchstone on August 31, 2005. We received payment in full for the promissory note during the third quarter of 2005. We recorded a loss of approximately $725,000 related to the sale. Before the sale, Touchstone was the minority partner and manager of the Erie Imaging Center. Also during 2005, we closed a surgical facility located in Edmond, Oklahoma and sold the surgical facility’s land and building. Patient service revenues for the Edmond facility were less than 1% of our consolidated patient service revenues for each of the twelve months ended December 31, 2005 and 2004. In connection with the closure of the surgical facility, including the sale of the real estate, we recorded a net pre-tax loss of approximately $600,000 during 2005.
     During 2004, after purchasing the outstanding ownership interests from our prior physician and hospital partners, we restructured our Physicians SurgiCenter of Houston partnership in Houston, Texas, creating a joint venture with the American Institute of Gastric Banding, Ltd. a privately-held single procedure focused surgical company based in Dallas, Texas (“AIGB”). In connection with the restructuring, we retained a 10% ownership in the surgical facility and we no longer managed or consolidated the surgical facility for financial reporting purposes. During 2005, we sold our remaining 10% ownership in the surgical facility to AIGB for an immaterial gain.
Critical Accounting Policies
     Our significant accounting policies and practices are described in Note 2 of our consolidated financial statements included elsewhere in this report. In preparing our consolidated financial statements in conformity with accounting principles generally accepted in the United States, our management must make estimates and assumptions that affect the reported amounts of assets and liabilities and related disclosures at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Certain accounting estimates are particularly sensitive because of their complexity and the possibility that future events affecting them may differ materially from our current judgments and estimates. Our actual results could differ from those estimates. We believe that the following critical accounting policies are important to the portrayal of our financial condition and results of operations, and require our management’s subjective or complex judgment because of the sensitivity of the methods, assumptions and estimates used. This listing of critical accounting policies is not intended to be a comprehensive list of all of our accounting policies. In many cases, the accounting treatment of a particular transaction is specifically dictated by generally accepted accounting principles in the United States, with no need for management’s judgment regarding accounting policy.
     Consolidation and Control
          Our consolidated financial statements include our accounts and those of our wholly-owned subsidiaries, as well as our interests in facilities that we control through our ownership of a majority voting interest or other rights granted to us by contract as the sole general partner or manager to manage and control the business. The rights of the limited partners or minority members in these surgical facilities are generally limited to those that protect their ownership interests, including the right to approve of the issuance of new ownership interests, and those that protect their financial interests, including the right to approve the acquisition or divestiture of significant assets or the incurrence of debt that physician limited partners or members are required to guarantee on a pro rata basis based upon their respective ownership interests or that exceeds 20% of the fair market value of the surgical facility’s assets. All significant intercompany balances and transactions, including management fees from consolidated surgical facilities, are eliminated in consolidation.
          We also hold non-controlling interests in some surgical facilities over which we exercise significant influence. Significant influence includes financial interests ranging from 10% to 42% and duties, rights and responsibilities for the day-to-day management of the surgical facility. These non-controlling interests are accounted for under the equity method.
          We also consolidate, for financial reporting purposes, an ambulatory surgery center in which we do not own an interest. Under Interpretation No. 46, Consolidation of Variable Interest Entities (“VIEs”), an Interpretation of Accounting Research Bulletin No. 51 (“FIN 46”), the ambulatory surgery center is considered a VIE and we are the primary beneficiary. Therefore, under FIN 46 we are required to consolidate this ambulatory surgery center for financial reporting purposes. The consolidation of this ambulatory surgery center does not have a material impact on our results of operations.
     Revenue Recognition
          Our revenues are comprised of patient service revenues, physician service revenues and other service revenues. Our patient service revenues relate to fees charged for surgical or diagnostic procedures performed at facilities that we consolidate for financial reporting purposes. These fees are billed either to the patient or a third-party payor. Our fees vary depending on the procedure, but usually include all charges for usage of an operating room, a recovery room, special equipment, supplies, nursing staff and medications. Also, in a very limited number of our facilities, we charge for anesthesia services. Our fees do not normally include professional fees charged by the patient’s surgeon, anesthesiologist or other attending physician, which are billed directly by the physicians to the patient or third-party payor. We recognize patient service revenues on the date of service, net of estimated contractual adjustments and discounts for third-party payors, including Medicare and Medicaid. Changes in estimated contractual adjustments and discounts are recorded in the period of change.
          Physician service revenues are revenues from physician networks consisting of reimbursed expenses, plus participation in the excess of revenue over expenses of the physician networks, as provided for in our service agreements with our physician networks. Reimbursed expenses include the costs of personnel, supplies and other expenses incurred to provide the management services to the physician networks. We recognize physician service revenues in the period in which reimbursable expenses are incurred and in the period in which we have the right to receive a percentage of the amount by which a physician network’s revenues exceed its expenses. Physician service revenues are based on net billings with any changes in estimated contractual adjustments reflected in service revenues in the subsequent period.
          Our other service revenues consists of management and administrative service fees derived from non-consolidated facilities that we account for under the equity method, management of surgical facilities in which we do not own an interest and management services we provide to physician networks for which we are not required to provide capital or additional assets. The fees we derive from these management arrangements are based on a pre-determined percentage of the revenues of each surgical facility and physician network. We recognize other service revenues in the period in which services are rendered.
     Stock Option Compensation
          Effective, January 1, 2006, we adopted the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 123(R), Share Based Payment. Calculating stock-based compensation expense requires the input of highly subjective assumptions, including the expected term of the stock-based awards, stock price volatility, and expected forfeiture rate. We estimate the expected life of options granted based on historical exercise patterns, which we believe are representative of future behavior. We estimate the volatility based on the historic and implied volatility of the publicly traded shares of a number of our competitors. The assumptions used in calculating the fair value of stock-based awards represent our best estimates, but these estimates involve inherent uncertainties and the application of management judgment. We are required to estimate the expected forfeiture rate and only recognize expense for those shares expected to vest. We estimate the forfeiture rate based on historical experience of our stock-based awards that are granted, exercised and cancelled. If our actual forfeiture rate is materially different from our estimate, the stock-based compensation expense could be significantly different.
     Allowance for Contractual Adjustments and Doubtful Accounts
          Our patient service revenues are recorded net of estimated contractual allowances from third-party payors, which we estimate based on the historical trend of our surgical facilities’ cash collections and contractual write-offs, accounts receivable agings, established fee schedules, relationships with payors and procedure statistics. We use established fee schedules, historical payment rates, relationships with payors and procedure statistics to record receivables from third-party payors. While changes in estimated reimbursement from third-party payors remain a possibility, we expect that any such changes would be minimal and, therefore, not have a material effect on our financial condition or results of operations.
          We estimate our allowances for bad debts using similar information and analysis. While we believe that our allowances for contractual adjustments and bad debts are adequate, if the actual write-offs are significantly different from our estimates, it could have a material adverse effect on our financial condition and results of operations. Because we have the ability to verify a patient’s insurance coverage before services are rendered and because we have entered into contracts with third-party payors, which account for a majority of our total revenue, the out-of-period contractual adjustments are minimal. Our net accounts receivable reflected allowances for doubtful accounts of $27.2 million and $18.9 million at December 31, 2006 and 2005, respectively.
          The following table summarizes our day’s sales outstanding as of the dates indicated:

	As of December 31,
	2006	2005	2004
Day’s sales outstanding	44	43	41
          Our target for day’s sales outstanding related to patient service revenues ranges from 40 days to 50 days. Our day’s sales outstanding for the dates presented in the table above are within the target range.
          Our collection policies and procedures are based on the type of payor, size of claim and estimated collection percentage for each patient account. The operating systems used to manage our patient accounts provide for an aging schedule in 30-day increments, by payor, physician and patient. Each surgical facility is responsible for analyzing accounts receivable to ensure the proper collection and aged category. The operating systems generate reports that assist in the collection efforts by prioritizing patient accounts. Collection efforts include direct contact with insurance carriers or patients, written correspondence and the use of legal or collection agency assistance, as required.
          At a consolidated level, we review the standard aging schedule, by facility, to determine the appropriate provision for doubtful accounts by monitoring changes in our consolidated accounts receivable by aged schedule, day’s sales outstanding and bad debt expense as a percentage of revenue. At a consolidated level, we do not review a consolidated aging by payor. Regional and local employees review each surgical facility’s aged accounts receivable by payor schedule. These employees have a closer relationship with the payors and have a more thorough understanding of the collection process for that particular surgical facility. Furthermore, this review is supported by an analysis of the actual net revenues, contractual adjustments and cash collections received. If our internal collection efforts are unsuccessful, we manually review patient accounts with balances of $25 or more. We then classify the accounts based on any external collection efforts we deem appropriate. An account is written-off only after we have pursued collection with legal or collection agency assistance or otherwise deemed an account to be uncollectible. Typically, accounts will be outstanding a minimum of 120 days before being written-off.
          Our accounts receivable aging, net of contractual adjustments but before our allowance for doubtful accounts, for consolidated surgical facilities as of December 31 was (dollars in thousands):

	December 31,
	2006		2005
	Amount	% of Total	Amount	% of Total
Current	$18,940	30%	$15,881	32%
31 to 60 days	10,654	17	9,015	18
61 to 90 days	5,654	9	4,812	9
91 to 120 days	3,784	6	3,024	6
121 to 150 days	3,259	5	2,219	4
Over 150 days	21,721	33	15,522	31

Total	$64,012	100%	$50,473	100%

          We recognize that final reimbursement of outstanding accounts receivable is subject to final approval by each third-party payor. However, because we have contracts with our third-party payors and we verify the insurance coverage of the patient before services are rendered, the amounts that are pending approval from third-party payors are minimal. Amounts are classified outside of self-pay if we have an agreement with the third-party payor or we have verified a patient’s coverage prior to services rendered. It is our policy to collect co-payments and deductibles prior to providing services. It is also our policy to verify a patient’s insurance 72 hours prior to the patient’s procedure. Because our services are primarily non-emergency, our surgical facilities have the ability to control these procedures. Our patient service revenues from self-pay as a percentage of total revenues for 2006, 2005 and 2004 were approximately 4%, 4% and 3%, respectively.
     Income Taxes
          We use the asset and liability method to account for income taxes. Under this method, deferred income tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. If a net operating loss carryforward exists, we make a determination as to whether that net operating loss carryforward will be utilized in the future. A valuation allowance will be established for certain net operating loss carry forwards where their recoverability is deemed to be uncertain. The carrying value of the net deferred tax assets assumes that we will be able to generate sufficient future taxable income in certain tax jurisdictions, based on estimates and assumptions. If these estimates and related assumptions change in the future, we will be required to adjust our deferred tax valuation allowances.
     Long-Lived Assets, Goodwill and Intangible Assets
          When events, circumstances or operating results indicate that the carrying values of certain long-lived assets and the related identifiable intangible assets might be impaired, we assess whether the carrying value of the assets will be recovered through undiscounted future cash flows expected to be generated from the use of the assets and their eventual disposition. If the assessment indicates that the recorded cost will not be recoverable, that cost will be reduced to estimated fair value. Estimated fair value will be determined based on a discounted future cash flow analysis. During 2006, 2005 and 2004, we recorded an impairment charge of approximately $218,000, $69,000 and $271,000, respectively, primarily related to the write down of obsolete medical equipment and fixed assets.
          Goodwill represents the excess of the purchase price over the fair value of net tangible and identifiable intangible assets acquired. Goodwill and indefinite lived intangible assets are tested for impairment at least annually using a fair value method. Impairment is measured at the reporting unit level using a discounted cash flows model to determine the fair value of the reporting units. We will perform a goodwill impairment test whenever events or changes in facts or circumstances indicate that impairment may exist, or at least annually during the fourth quarter each year. During the fourth quarter of 2006, we completed our annual impairment test and there was no indication of impairment.
     Professional and General Liability Risks
          We are subject to claims and legal actions in the ordinary course of our business, including claims relating to patient treatment, employment practices and personal injuries. To cover these claims, we maintain general and professional liability insurance in excess of self-insured retentions through a third-party commercial insurance carrier in amounts we believe to be sufficient for its operations. We expense the costs under the self-insured retention exposure for general and professional liability claims which relate to (i) deductibles on claims made during the policy period, and (ii) an estimate of claims incurred but not yet reported. Reserves and provisions for professional liability are based upon actuarially determined estimates. These estimates are based on various assumptions. Based on historical results and data currently available, we do not believe a change in one or more of these assumptions will have a material impact on our financial position or results of operations. These balances for professional liability represent the estimated costs of all reported and unreported losses incurred through the respective consolidated balance sheet dates. The reserves are estimated using individual case-basis valuations and actuarial analysis. Changes to the estimated reserve amounts are included in current operating results.

Results of Operations
     The following table summarizes certain statements of operations items for each of the three years ended December 31, 2006, 2005 and 2004. The table also shows the percentage relationship to total revenues for the periods indicated:

	Year Ended December 31,
	2006		2005		2004
	Amount	% of Revenues	Amount	% of Revenues	Amount	% of Revenues
			(dollars in thousands)
Revenues	$285,387	100.0%	$241,877	100.0%	$194,480	100.0%
Cost of revenues	181,950	63.8	148,214	61.3	125,143	64.3

General and administrative expense	24,407	8.6	21,993	9.1	18,449	9.5
Depreciation and amortization	11,913	4.2	11,575	4.8	9,467	4.9
Provision for doubtful accounts	3,952	1.4	3,827	1.6	3,376	1.7
Income on equity investments	(2,423)	(0.8)	(1,273)	(0.5)	(1,272)	(0.7)
Impairment and loss on disposal of long-lived assets	1,162	0.4	1,541	0.7	271	0.1

Gain on sale of long-lived assets	(1,808)	(0.7)	(1,785)	(0.9)	(250)	—

Proceeds from insurance settlement	(410)	(0.1)	—	—	—	—

Proceeds from litigation settlement	(588)	(0.4)	—	—	—	—

Total operating expenses	218,155	76.4%	184,092	76.1%	155,184	79.8%
Operating income	67,232	23.6	57,785	23.9	39,296	20.2
Minority interests in income of consolidated subsidiaries	(27,294)	(9.9)	(24,952)	(10.3)	(14,899)	(7.7)
Interest expense, net	(7,108)	(2.5)	(4,884)	(2.0)	(4,571)	(2.3)

Income before income taxes and discontinued operations	31,830	11.2	27,949	11.6	19,826	10.2
Provision for income taxes	12,254	4.3	10,428	4.4	7,633	3.9

Income from continuing operations	19,576	6.9	17,521	7.2	12,193	6.3
Gain (loss) on discontinued operations	(783)	(0.3)	1,534	0.7	1,359	0.7

Net income	$18,793	6.6%	$19,055	7.9%	$13,552	7.0%

Year Ended December 31, 2006 Compared to Year Ended December 31, 2005
     Overview. In 2006, our revenues increased 18.0% to $285.4 million from $241.9 million for 2005. Net income decreased 1.6% to $18.8 million for 2006 from $19.1 million for 2005. Net income for 2006 includes the impact of $2.3 million of non-cash stock option compensation expense. Our financial results for 2006 reflect the addition of three consolidated surgical facilities and one surgical facility that was developed but which we do not consolidate for financial reporting purposes. The surgical facility that we do not consolidate for financial reporting purposes is accounted for as an equity investment. We also began the development of seven surgical facilities during 2006. Our results were also impacted by the organic growth at existing centers. Patient service revenues at same store surgical facilities increased 5.4% for 2006 compared to 2005. For purposes of this management’s discussion of our consolidated financial results, we consider same store facilities as those centers that we consolidate for financial reporting purposes for both the twelve months ended December 31, 2006 and 2005.

     Revenues. Revenues for the year ended December 31, 2006 compared to the year ended December 31, 2005 were as follows (dollars in thousands):

			Dollar	Percent
	2006	2005	Variance	Variance
Patient service revenues:
Same store revenues	$225,067	$213,501	$11,566	5.4%
Revenues from other centers	44,857	15,812	29,045	—

Total patient service revenues	269,924	229,313	40,611	17.7
Physician service revenues	4,525	4,325	200	4.6
Other service revenues	10,936	8,239	2,697	32.7

Total revenues	$285,385	$241,877	$43,508	18.0%

     The increase in same store revenues was primarily the result of a 4.3% increase in the number of cases during 2006 and a 1.1% increase in net revenue per case during 2006. The remaining increase in patient service revenues is related to surgical facilities acquired or developed since January 1, 2005.
     Cost of Revenues. Cost of revenues for the year ended December 31, 2006 compared to the year ended December 31, 2005 were as follows (dollars in thousands):

			Dollar	Percent
	2006	2005	Variance	Variance
Same store cost of revenues	$145,169	$133,081	$12,088	9.1%
Cost of revenues from other centers	36,781	15,133	21,648	—

Total cost of revenues	$181,950	$148,214	$33,736	22.8%

The increase in same store cost of revenues was primarily the result of the increase in the number of cases performed during 2006 compared to 2005 and an increase in medical supplies. Medical supplies increased approximately $10.6 million primarily due to an increase in lense and implant procedures performed during 2006 compared to 2005. These cases are typically more complex and therefore have higher medical supply costs. Same store cost of revenues increased $332,000 due to non-cash stock option compensation expense during 2006. We adopted SFAS No. 123(R) on January 1, 2006. Therefore, no expense was recorded during 2005 related to our non-cash stock option compensation. Cost of revenues from other centers, which primarily includes surgical facilities acquired or developed since January 1, 2005, increased by $21.6 million. Cost of revenues from other centers includes an increase in salaries and wages as a result of our continued integration of the surgical facilities located in California that we acquired in the third quarter of 2005. As a percentage of revenues, total cost of revenues increased to 63.8% for 2006 from 61.3% for 2005.
     General and Administrative Expenses. General and administrative expenses increased 10.9% to $24.4 million for 2006 from $22.0 million for 2005. The increase in general and administrative expense was primarily related to $3.5 million of non-cash stock option compensation expense recognized as a result of our adoption of SFAS No. 123(R). The increase in general and administrative expense was also related to the overall growth in the number of surgical facilities. This increase was partially offset by an adjustment of our annual accrued incentive compensation expense during the third and fourth quarters of 2006. The incentive compensation expense is based on certain operating and financial metric expectations. As a percentage of revenues, general and administrative expense decreased to 8.6% for 2006 from 9.1% for 2005. This decrease was primarily the result of improved economies of scale. Excluding the impact of the non-cash stock option compensation expense for 2006, general and administrative expense, as a percentage of revenues, would have decreased to 7.3%. We believe that presenting general and administrative expense, as a percentage of revenues, excluding the impact of the non-cash stock option compensation expense is useful to investors because we did not adopt SFAS No. 123(R) until January 1, 2006 and, therefore, no expense was recorded during 2005 related to non-cash stock option compensation expense making comparability from period to period difficult.

     Depreciation and Amortization. Depreciation and amortization expense for the year ended December 31, 2006 compared to the year ended December 31, 2005 were as follows (dollars in thousands):

			Dollar	Percent
	2006	2005	Variance	Variance
Same store depreciation and amortization	$9,775	$9,391	$384	4.1%
Depreciation and amortization from other centers	2,138	2,184	(46)	—

Total depreciation and amortization	$11,913	$11,575	$338	2.9%

     Depreciation and amortization from other centers included a reduction of $415,000 related to a change in depreciation estimates at certain surgical facilities we acquired during 2005. As a percentage of revenues, depreciation and amortization expense decreased to 4.2% for 2006 from 4.8% for 2005. Excluding the change in our depreciation estimate for 2006, depreciation and amortization, as a percentage of revenues, would have decreased to 4.3%. We believe that presenting depreciation and amortization, as a percentage of revenues, excluding the change in our depreciation estimate, is useful to investors because the change in estimate relates to all periods after August 1, 2005, including periods prior to January 1, 2006, and is a one-time change that makes comparability of results from period to period difficult.
     Provision for Doubtful Accounts. Provision for doubtful accounts increased 5.3% to $4.0 million for 2006 from $3.8 million for 2005. This increase is primarily attributed to the surgical facilities acquired or developed since January 1, 2005. As a percentage of revenues, the provision for doubtful accounts decreased to 1.4% for 2006 from 1.6% for 2005.
     Income on Equity Investments. Income on equity investments represents the net income of certain investments we have in surgical facilities. These surgical facilities are not consolidated for financial reporting purposes. Income on equity investments increased to $2.4 million for 2006 from $1.3 million for 2005. Our equity investments are comprised of surgical facilities that were operational during both years, newly opened surgical facilities and surgical facilities that we have initiated development, but which have not yet commenced operations. The increase in income on equity investments for 2006 compared to 2005 is primarily attributable to an increase of $1.1 million in income related to our newly opened surgical facilities accounted for as equity investments.
     Impairment and Loss on Disposal of Long-Lived Assets. Impairment and loss on disposal of long-lived assets for 2006 primarily represents our divestiture of surgical facilities that we had recorded as equity investments. Loss on disposal of long-lived assets for 2005 primarily represents the loss related to our closing of a surgical facility located in Edmond, Oklahoma and the loss on the disposal of our ownership interest in an imaging center located in Erie, Pennsylvania.
     Gain on Sale of Long-Lived Assets. Gain on sale of long-lived assets for 2006 and 2005 primarily represents the gain we recognized on the sale of a portion of our ownership interests in certain surgical facilities to physician investors.
     Proceeds from Insurance Settlement. During 2006, we received insurance proceeds of $410,000 related to the hurricanes that temporarily closed our affected surgical facilities and interrupted the surgical facilities’ business during the third and fourth quarter of 2005. We recorded these proceeds net of related costs.
     Proceeds from Litigation Settlement. During 2006, we were awarded a litigation settlement of $588,000 related to the construction of one of our ambulatory surgery centers. We recorded this settlement net of related costs.
     Operating Income. Operating income increased 16.3% to $67.2 million for 2006 from $57.8 million for 2005. This increase was primarily from surgical facilities acquired or developed since January 1, 2005, operating income from same store facilities, the change in depreciation estimates, the proceeds from insurance and litigation settlements and the gain on sale of long-lived assets. The increase was partially offset by increased medical supplies expense, an increase in non-cash stock option compensation expense recognized as a result of our adoption of SFAS No. 123(R) on January 1, 2006 and the loss on disposal of long-lived assets. Operating income was impacted by lower margins relating to higher acuity cases and the transition from out-of-network to in-network billing in Texas and California. As a percentage of revenues, operating income decreased to 23.6% for 2006 from 23.9% for 2005.
     Minority Interests in Income of Consolidated Subsidiaries. Minority interests in income of consolidated subsidiaries represents the portion of a center’s net income that is attributable to the center’s minority owners. Consequently, as the net income of a center increases or the minority owners’ interest increases, the corresponding minority interest expense will increase. Minority interests in income of consolidated subsidiaries increased 9.2% to $27.3 million for 2006 from $25.0 million for 2005. Minority interests increased approximately $610,000 related to net proceeds received from the insurance settlement and the litigation settlement discussed above. As a percentage of revenues, minority interests in income from consolidated subsidiaries decreased to 9.9% for 2006 from 10.3% for 2005.
     Interest Expense, Net of Interest Income. Interest expense, net of interest income, increased to $7.1 million for 2006 from $4.9 million for 2005. Interest expense increased for 2006 because of higher average borrowing levels, primarily from our senior credit facility, and an increase in interest rates. We used borrowings under our senior credit facility to finance our acquisitions of surgical facilities.
     Provision for Income Taxes. The provision for income taxes increased 18.3% to $12.3 million for 2006 compared to $10.4 million for 2005. This increase in the provision for income taxes was due to the increase in income before income taxes. The effective tax rate for 2006 was 38.5% as compared to an effective tax rate of 37.4% for 2005. Our effective tax rate in 2005 was affected by changes in certain valuation allowances and a change in our deferred tax assets and liabilities.
     Income From Continuing Operations. Income from continuing operations increased 12.0% to $19.6 million for 2006 from $17.5 million for 2005. Income from continuing operations increased primarily as a result of surgical facilities acquired or developed since January 1, 2005 and increased income from equity investments. Income from continuing operations also increased because of (i) the decrease in general and administrative expense when management decreased the accrued incentive compensation expense; (ii) the insurance settlement and the litigation settlement discussed above; (iii) the change in depreciation estimate and the gain on sale of long-lived assets; and (iv) organic growth at existing centers. The increase was partially offset by (i) non-cash stock option compensation expense for 2006 of approximately $2.3 million net of minority interest and taxes, recognized as a result of our adoption of SFAS No. 123(R) on January 1, 2006; (ii) higher supply costs; (iii) the loss on our divestiture of two surgical facilities that we had recorded as equity investments and the loss on disposal of long-lived assets; (iv) higher acuity cases; and (v) the transition from out-of-network to in-network billing in Texas and California.
Year Ended December 31, 2005 Compared to Year Ended December 31, 2004
     Overview. In 2005, our revenues increased 24.4% to $241.9 million from $194.5 million for 2004. Net income increased 40.4% to $19.1 million for 2005 from $13.6 million for 2004. Our financial results for 2005 were driven by the addition of six newly-acquired surgical facilities and one newly-developed surgical facility. We also began development of three additional surgical facilities during 2005. Our results were also impacted by the organic growth at existing centers. Patient service revenues at same store surgical facilities increased 6.2% for 2005 compared to 2004. For purposes of this management’s discussion of our consolidated financial results, we consider same store facilities as those centers that we consolidate for financial reporting purposes for both the twelve months ended December 31, 2005 and 2004.

     Revenues. Revenues for the year ended December 31, 2005 compared to the year ended December 31, 2004 were as follows (dollars in thousands):

			Dollar	Percent
	2005	2004	Variance	Variance
Patient service revenues:
Same store revenues	$179,209	$168,779	$10,430	6.2%
Revenues from other centers	50,104	12,053	38,051	—

Total patient service revenues	229,313	180,832	48,481	26.8
Physician service revenues	4,325	4,040	285	7.1
Other service revenues	8,239	9,608	(1,369)	(14.2)

Total revenues	$241,877	$194,480	$47,397	24.4%

     The increase in same store revenues was primarily the result of an increase in the number of cases during 2005 and an increase in net revenue per case. The remaining increase in patient service revenues is related to surgical facilities acquired or developed since January 1, 2004.
     Cost of Revenues. Cost of revenues for the year ended December 31, 2005 compared to the year ended December 31, 2004 were as follows (dollars in thousands):

			Dollar	Percent
	2005	2004	Variance	Variance
Same store cost of revenues	$112,333	$107,803	$4,530	4.2%
Cost of revenues from other centers	35,881	17,340	18,541	—

Total cost of revenues	$148,214	$125,143	$23,071	18.4%

     The increase in same store cost of revenues was primarily the result of the increase in the number of cases performed during 2005 compared to 2004. This increase was partially offset by lower general and professional liability expense during 2005 compared to 2004. The general and professional liability expense includes reserves for an estimate of losses limited to deductibles and self-insured retention related to claims incurred and reported in the policy period and an estimate for unlimited losses related to claims incurred but not yet reported during the policy period. We based our accrual for general and professional liability expense on management’s analysis of independent actuarial studies that were performed during 2005 and 2004. The decrease in our general and professional liability expense was due to a favorable claims history and improved industry data used in the 2005 study. The remaining $18.5 million increase in cost of revenues was the result of surgical facilities acquired or developed since January 1, 2004. As a percentage of revenues, total cost of revenues decreased to 61.3% for 2005 from 64.3% for 2004.
     General and Administrative Expenses. General and administrative expenses increased 19.6% to $22.0 million for 2005 from $18.4 million for 2004. The increase in general and administrative expense was primarily related to the overall growth in the number of surgical facilities and costs associated with our compliance with the Sarbanes-Oxley Act of 2002. As a percentage of revenues, general and administrative expense decreased to 9.1% for 2005 from 9.5% for 2004. This decrease was primarily the result of improved economies of scale.
     Depreciation and Amortization. Depreciation and amortization expense for the year ended December 31, 2005 compared to the year ended December 31, 2004 were as follows (dollars in thousands):

			Dollar	Percent
	2005	2004	Variance	Variance
Same store depreciation and amortization	$9,439	$8,578	$861	10.0%
Depreciation and amortization other centers	2,136	889	1,247	—

Total depreciation and amortization	$11,575	$9,467	$2,108	22.3%

     As a percentage of revenues, depreciation and amortization expense decreased to 4.8% for 2005 from 4.9% for 2004.

     Provision for Doubtful Accounts. Provision for doubtful accounts increased 11.8% to $3.8 million for 2005 from $3.4 million for 2004. This increase is primarily attributed to the surgical facilities acquired or developed since January 1, 2004. As a percentage of revenues, the provision for doubtful accounts decreased to 1.6% for 2005 from 1.7% for 2004.
     Income on Equity Investments. Income on equity investments represents the net income of certain investments we have in surgical facilities. These surgical facilities are not consolidated for financial reporting purposes. Income on equity investments remained constant at $1.3 million for the year of 2005 compared to 2004.
     Impairment and Loss on Disposal of Long-Lived Assets. Impairment and loss on disposal of long-lived assets for 2005 primarily represents the loss related to our closing of a surgical facility located in Edmond, Oklahoma and the loss on the disposal of our ownership interest in an imaging center located in Erie, Pennsylvania.
     Gain on Sale of Long-Lived Assets. Gain on sale of long-lived assets for 2005 and 2004 primarily represents the gain we recognized on the sale of a portion of our ownership interests in certain surgical facilities to physician investors.
     Operating Income. Operating income increased 47.1% to $57.8 million for 2005 from $39.3 million for 2004. The increase in operating income is primarily attributable to improved profitability at our same store facilities and surgical facilities acquired or developed since January 1, 2004. Same store operating income increased for 2005 as a result of an increase in cases. As a percentage of revenues, operating income increased to 23.9% for 2005 from 20.2% for 2004.
     Minority Interests in Income of Consolidated Subsidiaries. Minority interests in income of consolidated subsidiaries for same store facilities increased as a result of improved profitability at the same store facilities. Minority interest expense represents the portion of the surgical facility’s net income that is attributable to the surgical facility’s minority owners. Consequently, as the net income of the surgical facilities increase, the corresponding minority interest expense will increase. As a percentage of revenues, minority interests in income from consolidated subsidiaries increased to 10.3% for 2005 from 7.7% for 2004.
     Interest Expense, Net of Interest Income. Interest expense, net of interest income, increased $300,000 to $4.9 million for 2005 from $4.6 million for 2004. Our interest expense was affected by our increased borrowing levels during 2005 as compared to 2004. However, our overall interest expense remained constant due to our lower interest rates during 2005 as compared to 2004.
     Provision for Income Taxes. The provision for income taxes increased $2.8 million to $10.4 million for 2005 compared to $7.6 million for 2004. This increase in the provision for income taxes was due to the increase in income before income taxes. The effective tax rate for 2005 was 37.4% as compared to an effective rate of 38.5% for 2004. Our effective tax rate changed because of a change in our deferred tax assets and liabilities. Also, our effective tax rate changed due to favorable rate changes in certain states in which we operate.
     Income from Continuing Operations. Income from continuing operations increased $5.3 million to $17.5 million for 2005 from $12.2 million for 2004. This increase was primarily the result of the increase in income resulting from surgical facilities acquired or developed since January 1, 2004 and an increase in cases performed in 2005 compared to 2004 at same store facilities. As a percentage of revenues, income from continuing operations increased to 7.2% in 2005 from 6.3% for 2004.

Quarterly Results of Operations
     The following tables present a summary of our unaudited quarterly consolidated results of operations for each of the four quarters in 2006 and 2005. The unaudited financial statements include all adjustments, consisting of normal recurring adjustments, necessary for a fair statement of such information when read in conjunction with our audited consolidated financial statements and related notes. Our quarterly operating results have varied in the past, may continue to do so and are not necessarily indicative of results for any future period.

	2006
	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter
		(dollars in thousands)
		(unaudited)
Consolidated Statement of Operations Data:
Revenues	$67,496	$73,501	$69,627	$74,763
Operating expenses:
Salaries and benefits	17,854	19,056	18,697	19,342
Supplies	12,748	13,867	13,667	14,691
Professional and medical fees	2,808	3,699	3,790	4,207
Rent and lease expense	4,252	4,387	4,413	4,620
Other operating expenses	4,280	4,976	4,919	5,677

Cost of revenues	41,942	45,985	45,486	48,5374
General and administrative expenses	6,538	6,506	5,017	6,346
Depreciation and amortization	3,225	2,470	3,140	3,078
Provision for doubtful accounts	607	689	1,203	1,453
Income on equity investments	(245)	(727)	(511)	(940)
Impairment and loss on disposal of long-lived assets	39	528	136	459
Gain on sale of long-lived assets	—	(1,652)	(81)	(75)
Proceeds from insurance settlement	(410)	—	—	—
Proceeds from litigation settlement	(588)	—	—	—

Total operating expenses	51,108	53,799	54,390	58,858
Operating income	16,388	19,702	15,237	15,905
Minority interests in income of consolidated subsidiaries	(7,568)	(7,851)	(6,320)	(6,555)
Interest expense, net	(1,501)	(1,828)	(1,796)	(1,983)

Income before income taxes	7,319	10,023	7,121	7,367
Provision for income taxes	2,818	3,858	2,742	2,836

Income from continuing operations	4,501	6,165	4,379	4,531
Gain (loss) on discontinued operations	76	(263)	(564)	(32)

Net income	$4,577	$5,902	$3,815	$4,499

Other Data:
Number of surgical facilities operated as of the end of period(1)	61	62	61	59

	2005
	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter
		(dollars in thousands)
		(unaudited)
Consolidated Statement of Operations Data:
Revenues	$55,615	$58,390	$61,082	$66,790
Operating expenses:
Salaries and benefits	14,399	14,165	16,055	16,496
Supplies	10,034	10,644	10,898	12,218
Professional and medical fees	2,612	2,789	2,930	3,043
Rent and lease expense	3,369	3,601	4,015	4,346
Other operating expenses	3,965	4,431	3,879	4,325

Cost of revenues	34,379	35,630	37,777	40,428
General and administrative expenses	5,402	5,904	5,071	5,616
Depreciation and amortization	2,734	2,686	2,929	3,226
Provision for doubtful accounts	599	852	1,306	1,070
Income on equity investments	(284)	(325)	(233)	(431)
Impairment and loss on disposal of long-lived assets	109	745	666	21
Gain on sale of long-lived assets	(241)	(782)	(762)	—

Total operating expenses	42,698	44,710	46,754	49,930
Operating income	12,917	13,680	14,328	16,860
Minority interests in income of consolidated subsidiaries	(5,621)	(5,627)	(6,423)	(7,281)
Interest expense, net	(1,038)	(881)	(1,442)	(1,523)

Income before income taxes	6,258	7,172	6,463	8,056
Provision for income taxes	2,410	2,759	2,489	2,770

Income from continuing operations	3,848	4,413	3,974	5,286
Gain (loss) on discontinued operations	538	467	208	321

Net income	$4,386	$4,880	$4,182	$5,607

Other Data:
Number of surgical facilities operated as of the end of period(1)	56	56	59	59

(1)	Includes surgical facilities that we manage but in which we do not have an ownership interest.

Liquidity and Capital Resources
     Balance Sheet Information
     Comparability of our audited consolidated balance sheets is affected by our acquisitions and divestitures. The assets and liabilities, as well as the borrowings under our senior credit facility for the acquisitions, are recorded at the date of acquisition. Acquisitions affecting the comparability of our audited consolidated balances sheets are explained as follows:
     During 2006, we acquired three surgical facilities and opened one additional surgical facility that we developed. We have a majority interest in and consolidate for financial reporting purposes three of the surgical facilities. We entered into management agreements with each of these centers. Our investment related to these centers was about $46.6 million. We paid for these investments using cash from operations and funds available under our senior credit facility. In addition, we began the initial development of seven additional surgical facilities.
     During 2005, we acquired six surgical facilities and developed one additional surgical facility. We have a majority interest in and consolidate for financial reporting purposes four of the surgical facilities. We entered into management agreements with each of these centers. Our investment related to these centers was about $50.4 million. We paid for these investments using cash from operations and funds available under our senior secured credit facility.
     We have used capital during the past three years primarily to acquire and develop surgical facilities. Our cash is used primarily to acquire facilities, develop facilities and pay operating expenses. We anticipate acquiring about three to four facilities and developing four to six facilities during 2007. We expect that our acquisition and development program will require substantial capital resources, which we estimate to range from $35.0 million to $75.0 million per year over the next three years. In addition, the operations of our existing facilities will require ongoing capital expenditures. A typical ambulatory surgery center costs us between $3.0 million and $7.0 million to develop and equip, excluding costs of real estate. This cost varies depending on the range of specialties that will be provided at the facility and the number of operating and treatment rooms. Development of a hospital with the same operating capacity as a typical ambulatory surgery center would require additional capital to build and equip additional features, such as inpatient hospital rooms, and to provide other ancillary services, if required. We typically fund about 70% of the development costs of a new surgical facility with borrowings under our senior credit facility and cash from operations, and the remainder with equity contributed by us and the other owners of the center. We expect that our capital needs will be financed through a combination of cash flow from operations, bank debt and the issuance of debt and equity securities.
     Cash Flow Statement Information
     During 2006, we generated operating cash flow from continuing operations of $30.4 million. The $30.4 million includes distributions to minority interest holders of $25.4 million and income tax payments of $9.6 million. Net cash used in investing activities from continuing operations during 2006 was $64.0 million, including $47.1 million of payments related to acquisitions and $14.2 million related to purchases of property and equipment. The $14.2 million of property and equipment purchases includes construction projects at several of our surgical facilities, costs associated with moving one of our centers to a replacement facility and costs associated with converting another facility from a single-specialty center to a multi-specialty center. Our net cash provided by financing activities from continuing operations during 2006 was $32.4 million, primarily related to $85.6 million of proceeds from borrowings under our senior credit facility. The proceeds from our long-term borrowing were partially offset by $54.7 million of principal payments on long-term debt.
     During 2005, we generated operating cash flow from continuing operations of $39.5 million. The $39.5 million includes distributions to minority interest holders of $23.0 million. Net cash used in investing activities from continuing operations during 2005 was $67.9 million. The $67.9 million consisted of payments for facilities acquired and developed and the acquisition of additional ownership interests in existing centers. Our net cash provided by financing activities from continuing operations during 2005 was

$32.0 million, primarily related to $61.9 million of proceeds from borrowings under our senior credit facility. The proceeds from our long-term borrowing were partially offset by $34.4 million of principal payments on long-term debt.
     During 2004, we generated operating cash flow from continuing operations of $25.4 million. The $25.4 million included distributions to minority interest holders of $14.4 million. Net cash used in investing activities from continuing operations during 2004 was $100.9 million. The $100.9 million consisted of payments for facilities acquired and developed and the acquisition of additional ownership interests in existing centers. The $100.9 million includes $31.8 million related to our Series A convertible preferred stock and Series B convertible preferred stock which converted into common stock and the right to receive cash upon the completion of our initial public offering. Our net cash provided by financing activities from continuing operations during 2004 was $84.9 million, primarily related to $115.5 million of net proceeds from our initial public offering and $83.0 million of proceeds from borrowings under our senior credit facility. The proceeds from our initial public offering and long-term borrowing were partially offset by $116.7 million of principal payments on long-term debt.
     Long-Term Debt
     In April 2006, we amended our senior credit facility to increase our borrowing capacity from $150.0 million to $195.0 million. We are the borrower under the senior credit facility, and all of our active wholly-owned subsidiaries are guarantors. Under the terms of the senior credit facility, entities that become wholly-owned subsidiaries must also guarantee the debt. This facility will be repaid and terminated upon consummation of the acquisition and related financings.
     The senior credit facility provides senior secured financing of up to $195.0 million through a revolving credit line. Up to $2.0 million of the senior credit facility is available for the issuance of standby letters of credit, and up to $5.0 million of the senior credit facility is available for swing line loans. The swing line loans are made available by Bank of America as the swing line lender on a same-day basis in minimum principal amounts of $100,000 and integral multiples of $100,000 in excess thereof. We are required to repay each swing line loan in full upon the demand of the swing line lender. The senior credit facility terminates and is due and payable on March 21, 2010. At December 31, 2006, we had $129.0 million of outstanding debt under the senior credit facility. At our option, loans under the senior credit facility bear interest at Bank of America’s base rate or the Eurodollar rate in effect on the applicable borrowing date, plus an applicable base rate or Eurodollar rate margin. Both the applicable base rate margin and applicable Eurodollar rate margin will vary depending upon the ratio of our consolidated funded indebtedness to consolidated EBITDA. At December 31, 2006, the interest rate on the borrowings under the senior credit facility, which consists of LIBOR plus the applicable Eurodollar rate margin, ranged from 6.60% to 6.62%.
     As of December 31, 2006, we had two separate notes payable outstanding to Synergy Bank in an aggregate amount of about $4.1 million. The notes payable to Synergy Bank are collateralized by the real estate owned by the surgical facilities to which the loans were made. The notes mature in 2008 and 2010 and bear interest at a rate of 6.7% per year. The notes contain various covenants to maintain certain financial ratios and also restrict encumbrance of assets, creation of indebtedness, investing activities and payment of distributions.
     We believe that existing funds, cash flows from operations and borrowings under our senior credit facility will provide sufficient liquidity for the next 12 to 18 months. We will need to incur additional debt or issue additional equity or debt securities in the future to fund acquisitions and development projects beyond such 12 to 18 month period. We cannot assure you that capital will be available on acceptable terms, if at all. If we are unable to obtain funds when needed or on acceptable terms, we will be required to curtail our acquisition and development program. Our ability to meet our funding needs could be adversely affected if we suffer adverse results from our operations, or if we violate the covenants and restrictions to which we are subject under our senior credit facility and senior subordinated notes.

Contractual Obligations and Commercial Commitments
     The following table summarizes our contractual obligations by period as of December 31, 2006 on a historical basis:

	Payments due by period
		Less than			After 5
Contractual Obligations	Total	1 year	1-3 years	4-5 years	years
			(in thousands)
Long-term debt	$135,548	$1,292	$2,269	$131,987	$—
Capital lease obligations	3,153	856	1,473	824	—
Operating lease obligations	143,959	16,761	32,610	28,903	65,685
Other long-term obligations	—	—	—	—	—

Total	$282,660	$18,909	$36,352	$161,714	$65,685

     The following table summarizes our other commercial commitments related to unconsolidated entities by period as of December 31, 2006 on a historical basis:

	Amount of Commitment Expiration Per Period
	Total
Other Commercial Commitments	Amounts	Less than	1-3		After 5
Related to Unconsolidated Entities	Committed	1 year	years	4-5 years	years
		(in thousands)
Operating lease guarantees	$767	$271	$496	$—	$—
Inflation
     Inflation and changing prices have not significantly affected our operating results or the markets in which we operate.
Recently Issued Accounting Pronouncements
     On July 13, 2006, the Financial Accounting Standards Board (“FASB”) issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes — An Interpretation of FASB Statement No. 109 (“FIN No. 48”). FIN No. 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with FASB Statement No. 109, Accounting for Income Taxes. FIN No. 48 also prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. In addition, FIN No. 48 provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition.
     The provisions of FIN No. 48 are effective for fiscal years beginning after December 15, 2006. Earlier application is permitted as long as the enterprise has not yet issued financial statements, including interim financial statements, in the period of adoption. The provisions of FIN No. 48 are to be applied to all tax positions upon initial adoption of this standard. Only tax positions that meet the more-likely-than-not recognition threshold at the effective date may be recognized or continue to be recognized upon adoption of FIN No. 48. The cumulative effect of initial adoption of applying the provisions of FIN No. 48 should be reported as an adjustment to the opening balance of retained earnings for that fiscal year. We are in the process of examining the potential impact of adopting FIN No. 48. At this time, we cannot estimate what, if any, impact adopting FIN No. 48 will have on our results of operations or financial position.
     In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements (“SFAS No. 157”). SFAS No. 157 defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. SFAS No. 157 is effective for fiscal years beginning after November 15,

2007 and interim periods within those fiscal years. The provisions for SFAS No. 157 are to be applied prospectively as of the beginning of the fiscal year in which it is initially applied, except in limited circumstances including certain positions in financial instruments that trade in active markets as well as certain financial and hybrid financial instruments initially measured under SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, using the transaction price method. In these circumstances, the transition adjustment, measured as the difference between the carrying amounts and the fair values of those financial instruments at the date SFAS No. 157 is initially applied, shall be recognized as a cumulative-effect adjustment to the opening balance of retained earnings for the fiscal year in which SFAS No. 157 is initially applied. We do not anticipate that the adoption of SFAS No. 157 will have a material impact on our results of operations or financial position.